Exhibit 4.4

SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

This Second Amended and Restated Stockholders Agreement (this “Agreement”) is made and entered into as of July 10, 2014 (the “Effective Date”) by and among Energy & Exploration Partners, Inc., a Delaware corporation (the “Company”), and each of the Holders named on Exhibit A hereto. This Agreement amends, restates and replaces in its entirety the Amended and Restated Stockholders Agreement dated as of April 8, 2013 among the Company and the Holders, as amended by the First Amendment thereto dated as of March 26, 2014 (the “Original Agreement”).

WHEREAS, the Company and the Holders desire to set forth their agreement with respect to certain matters relating to the capital stock of the Company and related matters, such that all of the issued and outstanding shares of capital stock of the Company and all outstanding securities exercisable or exchangeable for or convertible into shares of capital stock of the Company (other than the Convertible Notes (as hereinafter defined)), now owned or hereafter acquired, will be subject to this Agreement;

NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. As used in this Agreement, the followings terms have the respective meanings set forth below.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with that Person (with “control” meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise).

“Apollo” means, collectively, Apollo Investment Corporation, Apollo Special Opportunities Managed Account, L.P., Apollo Centre Street Partnership, L.P. and ANS U.S. Holdings Ltd.

“As-Converted Basis” means, at any time, a basis assuming that all Warrants have been exercised and all Shares of Preferred Stock (including Shares of Preferred Stock issuable upon exercise of Warrants) have been converted into Common Stock at the exercise and conversion rates then in effect. For the avoidance of doubt, “As-Converted Basis” shall not give effect to the conversion of any Convertible Notes.

“Board” means the Board of Directors of the Company.

“Board Observer” has the meaning set forth in Section 7.

“Bylaws” means the Bylaws of the Company as in effect from time to time.

“Common Stock” means the common stock of the Company, par value $0.01 per share.

“Company” has the meaning set forth in the introductory paragraph of this Agreement.

“Convertible Notes” means $375 million principal amount of the Company’s 8.0% Convertible Subordinated Notes due 2019 to be issued on or about July 22, 2014 pursuant to an Indenture to be dated as of July 22, 2014 between the Company and U.S. Bank National Association, as trustee.

“Convertible Notes Offering” means the initial offering of the Convertible Notes pursuant to the Purchase Agreement.

“Covered Person” means officers, members, managers, directors, stockholders, partners, or other interest holders (or any family members of any of the foregoing) of the Company or any of its subsidiaries, in each case, to the extent that such Person owns three percent (3%) or more of the voting Shares of the Company or relevant subsidiary.

“Director” means a member of the Board.

“Drag-Along Holder” has the meaning set forth in Section 3(a)(i).

“Drag-Along Notice” has the meaning set forth in Section 3(a)(ii).

“Drag-Along Notice Period” has the meaning set forth in Section 3(a)(iii).

“Drag-Along Sale” has the meaning set forth in Section 3(a)(i).

“Dragging Holders” has the meaning set forth in Section 3(a)(i).

“Effective Date” has the meaning set forth in the introductory paragraph of this Agreement.

“Fully Diluted Outstanding” shall means, when used with reference to shares of capital stock of the Company, at any date when the number of shares of capital stock is to be determined, all shares of capital stock of the Company outstanding at such date and all shares of capital stock of the Company issuable upon the exercise, conversion or exchange of any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, any capital stock of the Company outstanding at such date other than the Convertible Notes.

“Fully Exercising Holder” has the meaning set forth in Section 11(b).

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Highbridge” means, collectively, Highbridge Principal Strategies – Mezzanine Partners II Delaware Subsidiary, LLC (“Highbridge Onshore Fund”), Highbridge Principal Strategies – AP Mezzanine Partners II, L.P. ENXP Offshore, L.P., and ENXP Institutional, L.P.

“Holder” means any Stockholder or Warrantholder. Exhibit A hereto sets forth the name and address of each Holder and the number of Shares and Warrants held by each Holder. The Company shall revise Exhibit A from time to time to reflect changes in the information set forth thereon, but the failure of the Company so to revise Exhibit A shall not affect the rights and obligations of the Holders and the Company hereunder.

“Immediate Family” means, with respect to any individual, that individual’s spouse, parents and lineal descendants (including by adoption) and any trust the sole beneficiaries of which are that individual or any of that individual’s spouse, parents or lineal descendants (including by adoption).

“Independent Director” means a Director that is “independent” within the meaning of the rules of the principal national securities exchange on which the Common Stock is listed for trading; provided, that if the Common Stock is not currently trading on a national securities exchange, “Independent Director” shall have the same meaning as “independent director” as defined in the NYSE Listed Company Manual; provided further, that in no event shall any individual who has been employed by the Company or by Encana Corporation on a full-time basis or as a consultant shall be deemed an “Independent Director” for purposes of this Agreement.

“Independent Director Requirement” has the meaning set forth in Section 6(c)

“Industry Experience” means, when used in reference to any Independent Director, an individual who has at least ten years of service as a director and/or officer of a public company whose primary business is the exploration and production of oil and gas and who has twenty years of experience working in an operational capacity in the oil and gas exploration and production industry.

“Major Holder” means, at any time, any Holder that owns, individually or with such Holder’s Affiliates and Immediate Family members, ten percent (10%) or more of the outstanding Shares of Common Stock on an As-Converted Basis.

“Necessary Action” means, with respect to a specified result, all actions (to the extent such actions are permitted by law and, in the case of any action by the Company that requires a vote or other action on the part of the Board, to the extent such action is consistent with the fiduciary duties that the Directors may have in such capacity) necessary or desirable to cause such result, including (i) voting or providing a written consent or proxy with respect to Shares of Voting Stock of the Company, (ii) causing the adoption of Stockholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing agreements and instruments, and (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“New Securities” has the meaning set forth in Section 11.

“Non-Management Majority” has the meaning set forth in Section 7.

“Non-Management Holders” means the Holders who are not officers or employees of the Company or Affiliates of officers or employees of the Company; provided, however, that Highbridge and its Affiliates shall not be considered Non-Management Holders for purposes of Section 7 if the right of Highbridge to designate a Director pursuant Section 6(b) is then in effect and Highbridge has exercised such right.

“Note Purchase Agreement” means the Note Purchase Agreement, dated as of April 8, 2013, by and among the Company, as Issuer, Cortland Capital Market Services LLC, as administrative agent for the Holders and the Holders named therein, as amended, supplemented or otherwise modified prior to the date hereof.

“Offer” has the meaning set forth in Section 2(a).

“Offered New Securities” has the meaning set forth in Section 11(a).

“Offering Stockholder” has the meaning set forth in Section 2(a).

“Offer Notice” has the meaning set forth in Section 11(a).

“Offer Period” has the meaning set forth in Section 2(b).

“Original Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Permitted Transfer” means (1) a Transfer pursuant to and in accordance with Section 3; or (2) a Transfer at any time of all or any portion of a Stockholder’s Shares to: (a) any Affiliate of such Stockholder; (b) if such Stockholder is an individual, any members of such Stockholder’s Immediate Family; (c) if such Stockholder is a trust, the beneficiary or beneficiaries thereof; (d) if such Stockholder is an individual, the guardian or legal representative of a Stockholder as to whose estate a guardian or legal representative is appointed and to the executor or administrator of the estate of a deceased Stockholder; or (e) another Stockholder; provided, however, that in each case such Transfer complies with Section 2(f).

“Person” means any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization, other entity or government or any agency or political subdivision thereof

“Pettit” means B. Hunt Pettit.

“Preferred Stock” means the preferred stock of the Company, including the Company’s Series A Preferred Stock and Series B Preferred Stock.

“Pro Rata Portion” means, with respect to any Holder at any time, a percentage determined by dividing (i) the number of Shares of Common Stock held by such Holder on an As-Converted Basis by (ii) the number of shares of Common Stock held by all Holders (other than the Offering Stockholder if the Pro Rata Portion is being determined in connection with an Offer) on an As-Converted Basis.

“Purchase Agreement” means the Purchase Agreement dated July 10, 2014 between the Company and Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Global Hunter Securities, LLC/Seaport Group Securities, LLC, as representatives of the initial purchasers named therein, with respect to the Convertible Notes.

“Purchaser” has the meaning set forth in Section 2(a).

“Qualified PO” means the first public offering of the Common Stock (a) in which the aggregate gross proceeds to the Company and the stockholders selling such Common Stock, if any, equal or exceed $400.0 million and (b) following which, such Common Stock is listed on a U.S. national securities exchange. For the avoidance of doubt, if a Qualified PO does not successfully close, it shall not prevent a future public offering from qualifying and being treated as a “Qualified PO.”

“Recapitalization” has the meaning set forth in Section 14.

“Representatives” has the meaning set forth in Section 15.

“Sale of the Company” means the occurrence of (i) the consummation of any stock sale or consolidation, merger, plan of share exchange or other similar transaction involving the Company (any such transaction, a “Change of Control-Sale”) as a result of which the holders of outstanding Voting Stock of the Company immediately prior to the Change of Control-Sale do not continue to hold at least fifty percent (50%) of the combined voting power of the outstanding Voting Stock of the surviving or continuing corporation immediately after the Change of Control-Sale, disregarding any Voting Stock issued or retained by such holders in respect of securities of any other party to the Change of Control-Sale; or (ii) the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company to a third party that is not an Affiliate of the Company.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” means the Series A Mandatorily Convertible Preferred Stock of the Company.

“Series A Warrant Shares” means the Shares purchased or, as the context requires, that may be purchased upon the exercise of the Series A Warrants.

“Series A Warrants” means warrants issued pursuant to the Note Purchase Agreement and exercisable for Shares of Series A Preferred Stock, any warrants to purchase Shares of Series A Preferred Stock issued upon exchange of Series B Warrants pursuant to the terms of the Series B Warrants and all warrants issued upon permitted Transfer, division or combination of, or in substitution for, any thereof.

“Series B Preferred Stock” means the Series B Mandatorily Convertible Preferred Stock of the Company.

“Series B Warrant Shares” means the Shares purchased or, as the context requires, that may be purchased upon the exercise of the Series B Warrants.

“Series B Warrants” means warrants issued pursuant to the Note Purchase Agreement and exercisable for Shares of Series B Preferred Stock, and all warrants issued upon permitted Transfer, division or combination of, or in substitution for, any thereof.

“Shares” means any shares of Common Stock or Preferred Stock.

“Significant Holder” means any Holder of Series A Warrants or Series A Warrant Shares that, individually or together with its Affiliates, holds Series A Warrants or Series A Warrant Shares aggregating at least 10% of the Fully Diluted Outstanding Shares.

“Significant Holder Majority” means two-thirds of the Shares of Series A Preferred Stock and any Series A Warrants held by Significant Holders and their Affiliates. For purposes of the foregoing, “two-thirds” of such Shares of Series A Preferred Stock and Series A Warrants shall be determined on a basis assuming the exercise of all such Series A Warrants.

“Stockholder” means any record holder of Shares.

“Tag-Along Holders” has the meaning set forth in Section 3(b)(i).

“Tag-Along Notice” has the meaning set forth in Section 3(b)(i).

“Tag-Along Notice Period” has the meaning set forth in Section 3(b)(iii).

“Tag-Along Right” has the meaning set forth in Section 3(b)(iii).

“Tag-Along Response Notice” has the meaning set forth in Section 3(b)(iii).

“Tag-Along Sale” has the meaning set forth in Section 3(b)(i).

“Tagging Holder” has the meaning set forth in Section 3(b)(i).

“Transfer” means, with respect to any Shares or Warrants, any assignment, sale, transfer, conveyance, pledge, grant of an option or other disposition or act of alienation of such Shares or Warrants or of any interest therein, whether voluntary or involuntary or by operation of law.

“Voting Stock” means, with respect to any Person, all shares of capital stock of such Person having the right to vote generally in the election of directors of such Person.

“Warrantholder” means any record holder of Warrants.

“Warrant Shares” means, collectively, the Series A Warrant Shares and Series B Warrant Shares.

“Warrants” means, collectively, the Series A Warrants and the Series B Warrants.

2. Restrictions on Transfer; Right of First Refusal.

(a) If any Stockholder (the “Offering Stockholder”) shall at any time propose to make a Transfer of any or all of its Shares other than a Permitted Transfer, the Offering Stockholder shall first make a written offer (an “Offer”) to sell such Shares to the Company and to the other Holders on the same terms. The Offer shall state (i) the name of the proposed third-party transferee (the “Purchaser”), (ii) the number of Shares proposed to be transferred and the purchase price and payment terms for the offered Shares, and (iii) all other terms and conditions of the proposed Transfer (which shall be based upon bona fide good faith terms and conditions). The terms of the proposed Transfer shall be of a conventional nature and shall not include value for personal services or other unique consideration which would be difficult for the Company and the other Holders to duplicate. In addition, the Offer shall be made without regard to the requirement of any earnest money or similar deposit required of the Purchaser prior to closing, and without regard to any security (other than the offered Shares) to be provided by the Purchaser for any deferred portion of the purchase price.

(b) The Offer shall be irrevocable for a period (the “Offer Period”) ending at 11:59 p.m. (local time at the Company’s principal office) on the 60th day following the date of delivery of the Offer to the Company and the other Holders (or if delivery of the Offer is not made to all such Persons on the same day, on the 60th day following the latest date of delivery of the Offer to any such Person).

(c) Subject to the consent rights set forth in Section 12(a) and in the Certificate of Designations of the Series A Preferred Stock, at any time during the first 30 days of the Offer Period, the Company may accept the Offer in its entirety by giving written notice to all Holders of its decision to accept the Offer. If the Company does not accept the Offer as to all of the offered Shares within such 30-day period, the Company shall promptly give all Holders written notice of its failure to accept the Offer and, regardless of whether such notice is given by the Company, any Holder (other than the Offering Stockholder) may accept the Offer as to its Pro Rata Portion of the offered Shares, by giving written notice of such acceptance to the Offering Stockholder on or before the expiration of the Offer Period. In addition, any Holder may indicate in its notice a desire to purchase a greater number of Shares in the event one or more other Holders fails or chooses not to exercise its option to purchase, and such additional Shares shall be allocated among the Holders who have indicated a desire to purchase a greater number of Shares on a pro rata basis or any other basis mutually acceptable to such Holders. In the event that the Holders accepting the Offer, in the aggregate, accept the Offer with respect to all of the offered Shares, the Offer shall be deemed to be accepted. If neither the Company nor the Holders accept the Offer as to all of the offered Shares during the Offer Period, the Offer shall be deemed to be rejected in its entirety.

(d) In the event that the Offer is accepted, the closing of the Transfer of the offered Shares shall take place within 30 days after the Offer is accepted or, if later, the date of closing set forth in the Offer. The Offering Stockholder, the Company and the electing Holders, if applicable, shall execute such documents and instruments as may be necessary or appropriate to effect the Transfer of the offered Shares pursuant to the terms of the Offer and this Section 2.

(e) If the Offer is not accepted in the manner provided hereinabove, the Offering Stockholder may transfer the offered Shares to the Purchaser specified in the Offer at any time within 60 days after the last day of the Offer Period, provided that such transfer shall be made on terms no more favorable to the Purchaser than the terms contained in the Offer and provided further that the Purchaser agrees to be bound by the terms and provisions of this Agreement. In the event that the offered Shares are not transferred in accordance with the terms of the preceding sentence, the offered Shares shall again become subject to all of the conditions and restrictions of this Section 2.

(f) Notwithstanding anything herein to the contrary, no Transfer, including a Permitted Transfer, shall be permitted unless and until the following conditions are satisfied; provided, however, that any such conditions may be waived in writing by the Board:

(i) Except in the case of a Transfer involuntarily by operation of law, the transferor and transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be necessary or appropriate in the reasonable opinion of counsel to the Company to effect such Transfer, or in the case of a Transfer of Warrants, as provided in the Warrants. In the case of a Transfer involuntarily by operation of law, the Transfer shall be confirmed by presentation to the Company of legal evidence of such Transfer, in form and substance reasonably satisfactory to counsel to the Company. In all cases, the Company shall be reimbursed by the transferor and/or transferee for all costs and expenses that it reasonably incurs in connection with such Transfer.

(ii) The transferor and transferee shall furnish the Company with the transferee’s taxpayer identification number and any other information reasonably necessary to permit the Company to file all required federal, state, and local tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Company shall not be required to make any dividends or other distributions with respect to any transferred Shares until it has received such information.

(iii) The transferee shall execute and deliver to the Company a counterpart of this Agreement or other writing reasonably satisfactory to the Company evidencing that the transferee has become a party to this Agreement and that the Shares or Warrants owned by the transferee are subject to the applicable restrictions of this Agreement.

(iv) Except in the case of a Transfer of Shares or Warrants involuntarily by operation of law, either (x) such Shares or Warrants shall be registered under the Securities Act, and any applicable state securities laws or (y) the transferor shall provide an opinion of counsel, at transferor’s expense, which opinion and counsel shall be reasonably satisfactory to the Company, to the effect that such Transfer is exempt from all applicable registration requirements and that such Transfer will not violate any applicable laws regulating the transfer of securities.

(g) Any Transfer made or purported to be made in contravention of this Section 2 shall be void and of no force or effect and shall not be recognized by the Company.

(h) The Transfer of Warrants shall be subject to the transfer restrictions set forth in the Warrants and Sections 2(f) and 2(g) of this Agreement but shall not be subject to the provisions of Sections 2(a) through 2(e) of this Agreement.

3. Drag Along/Tag Along Rights.

(a) (i) In the event Holders holding greater than seventy-five percent (75%) of the outstanding Shares of Common Stock on an As-Converted Basis (the “Dragging Holders”) propose to sell, in any transaction or series of related transactions, all of their Shares and Warrants other than to a Person described in clauses (a)-(d) of clause (2) of the definition of Permitted Transfer in Section 1 (a “Drag-Along Sale”), the Dragging Holders shall have the right, at their option, to require all, but not less than all, of the other Holders (each, a “Drag-Along Holder”) to sell all of their Shares and Warrants in such Drag-Along Sale.

(ii) The Dragging Holders shall provide each Drag-Along Holder notice of the terms and conditions of such proposed Transfer (the “Drag-Along Notice”) not later than twenty (20) business days prior to the closing of the proposed Drag-Along Sale. The Drag-Along Notice shall identify the consideration for which the Transfer is proposed to be made, and all other material terms and conditions of the Drag-Along Sale, including the form of the proposed agreement, if any. Each Drag-Along Holder shall be required to participate in the Drag-Along Sale on the terms and conditions set forth in the Drag-Along Notice.

(iii) Within ten (10) business days following the date of the Drag-Along Notice (the “Drag-Along Notice Period”), each Drag-Along Holder must deliver to the Dragging

Holders (i) wire transfer instructions for payment of the purchase price for the Shares or Warrants to be sold in such Drag-Along Sale, (ii) a limited power-of-attorney authorizing the Dragging Holders to transfer such Shares or Warrants on the terms set forth in the Drag-Along Notice, and (iii) all other documents required to be executed in connection with such Drag-Along Sale. If any Drag-Along Holder fails to deliver any such documents, the Company shall cause the books and records of the Company to show that such Drag-Along Holder is bound by the provisions of this Section 3(a) and that the Shares or Warrants of such Drag-Along Holder shall be transferred to the acquiring party immediately upon surrender for transfer by the Drag-Along Holder thereof.

(iv) If, at the end of a 90-day period after the date on which the Dragging Holders give the Drag-Along Notice (which 90-day period shall be extended if any of the transactions contemplated by the Drag-Along Sale are subject to regulatory approval until the expiration of five business days after all such approvals have been received, but in no event later than 120 days following the delivery of the Drag-Along Notice), the Drag-Along Sale has not been completed on substantially the same terms and conditions set forth in the Drag-Along Notice, the Drag-Along Holders shall no longer be obligated to sell their Shares or Warrants pursuant to such Drag-Along Notice and the Dragging Holders shall return to each Drag-Along Holder the limited power-of-attorney (and all copies thereof) that such Drag-Along Holder delivered for transfer pursuant to this Section 3(a) and any other documents in the possession of the Dragging Holders executed by such Drag-Along Holder in connection with the proposed Drag-Along Sale.

(v) Concurrently with the consummation of the Drag-Along Sale, the Dragging Holders shall (A) notify the Drag-Along Holders thereof, (B) remit to the Drag-Along Holders the total consideration for the Shares or Warrants of the Drag-Along Holders transferred pursuant thereto, and (C) promptly after the consummation of the Drag-Along Sale, furnish such other evidence of the completion and the date of completion of such Transfer and the terms thereof as may be reasonably requested by the Drag-Along Holders.

(vi) Notwithstanding anything contained in this Section 3(a), there shall be no liability on the part of the Dragging Holders to the Drag-Along Holders if the Transfer of the Shares and Warrants pursuant to this Section 3(a) is not consummated for any reason.

(vii) Notwithstanding anything contained in this Section 3(a), the obligations of the Drag-Along Holders to participate in a Drag-Along Sale are subject to the following conditions:

(A) upon the consummation of such Drag-Along Sale, all of the Holders participating therein will receive the same form of consideration and shall be subject to all of the same other terms and conditions of such sale (and no such terms and conditions shall be less favorable to the Drag-Along Holders than to the Dragging Holders) in a manner proportionate to their relative number of Shares (on as As-Converted Basis) being sold; provided, however, that, with respect to any Warrants or Shares of Preferred Stock included in a Drag-Along Sale, the consideration payable in respect of such Warrants or Shares shall be the amount of consideration payable in respect of the number of Shares of Common Stock issuable upon the exercise of such Warrants and conversion of such Shares of Preferred Stock and the Shares of Preferred Stock issuable upon the exercise of such Warrants, less, in the case of Warrants, the aggregate exercise price of such Warrants; and provided, further, that each Drag-Along Holder shall only be obligated to make individual representations and warranties with respect to its title to and ownership of the applicable Shares or Warrants, authorization, execution and delivery of relevant documents, enforceability of such documents against the Drag-Along Holder, and other matters relating to such Drag-Along Holder, but not with respect to any of the foregoing with respect to any other Holders or their Shares or Warrants; and provided, further, that all representations, warranties, covenants and indemnities shall be made by each of the Dragging Holders and each Drag-Along Holder severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by each of the Dragging Holders and each Drag-Along Holder, in each case in an amount not to exceed the aggregate proceeds received by such Dragging Holder or Drag-Along Holder, as applicable, in connection with the Drag-Along Sale; and

(B) no Drag-Along Holder participating therein shall be obligated to pay any expenses incurred in connection with any unconsummated Drag-Along Sale, and each Holder shall be obligated to pay only its pro rata share (based on the relative number of Shares (on an As-Converted Basis) being sold) of expenses incurred in connection with a consummated Drag-Along Sale to the extent such expenses are incurred for the benefit of all Holders and are not otherwise paid by the Company or another Person.

(b) (i) In the event that Holders holding greater than fifty percent (50%) of the outstanding Shares of Common Stock on an As-Converted Basis (the “Tag-Along Holders”) propose to sell, in any transaction or series of related transactions, all or substantially all of their Shares and Warrants other than to a Person described in clauses (a)-(d) of clause (2) of the definition of Permitted Transfer in Section 1 (a “Tag-Along Sale”), and in the case of a Drag-Along Sale, the Tag-Along Holders do not exercise their rights under Section 3(a), (A) the Tag-Along Holders shall provide each other Holder notice of the terms and conditions of such proposed Transfer (the “Tag-Along Notice”) and offer each other Holder the opportunity to participate in such Transfer in accordance with this Section 3(b), such Tag-Along Notice to be provided not later than twenty (20) business days prior to the closing of the proposed Tag-Along Sale, and (B) each other Holder may elect, at its option, to participate in the proposed transfer in accordance with this Section 3(b) (each such electing Holder, a “Tagging Holder”).

(ii) The Tag-Along Notice shall identify the consideration for which the Transfer is proposed to be made, and all other material terms and conditions of the Tag-Along Sale, including the form of the proposed agreement, if any.

(iii) From the date of its receipt of the Tag-Along Notice, each Tagging Holder shall have the right (a “Tag-Along Right”), exercisable by notice (the “Tag-Along Response Notice”) given to the Tag-Along Holders within ten (10) business days after its receipt of the

Tag-Along Notice (the “Tag-Along Notice Period”), to request that the Tag-Along Holders include in the proposed sale the Shares and Warrants held by such Tagging Holder, and the Tag-Along Holders shall not be allowed to sell any of their Shares or Warrants in the proposed sale without the simultaneous sale of all Shares and Warrants elected to be included by such Tagging Holder in accordance with this Section 3(b).

(iv) Each Tag-Along Response Notice shall include wire transfer instructions for payment of the purchase price for the Shares or Warrants to be sold in such Tag-Along Sale. Each Tagging Holder that exercises its Tag-Along Rights hereunder shall deliver to the Tag-Along Holders, with its Tag-Along Response Notice, a limited power-of-attorney authorizing the Tag-Along Holders to transfer its Shares or Warrants on the terms set forth in the Tag-Along Notice and all other documents required to be executed in connection with such Tag-Along Sale. Delivery of the Tag-Along Response Notice with such limited power-of-attorney shall constitute an irrevocable acceptance of the terms of the Tag-Along Sale by such Tagging Holder.

(v) If, at the end of a 90-day period after delivery of the Tag-Along Response Notice (which 90-day period shall be extended if any of the transactions contemplated by the Tag-Along Sale are subject to regulatory approval until the expiration of five business days after all such approvals have been received, but in no event later than 120 days following receipt by the Tag-Along Holders of the Tag-Along Response Notice), the Tag-Along Holders have not completed the transfer of their Shares or Warrants, along with any Shares or Warrants being sold by any Tagging Holder, on substantially the same terms and conditions set forth in the Tag-Along Notice, the Tag-Along Holders shall (i) return to each Tagging Holder the limited power-of-attorney (and all copies thereof) that such Tagging Holder executed and any other documents in the possession of the Tag-Along Holders executed by the Tagging Holders in connection with the proposed Tag-Along Sale, and (ii) not conduct any transfer of their Shares or Warrants without again complying with this Section 3(b).

(vi) Concurrently with the consummation of the Tag-Along Sale, the Tag-Along Holders shall (i) notify the Tagging Holders thereof, (ii) remit to the Tagging Holders the total consideration for the Shares or Warrants of the Tagging Holders transferred pursuant thereto, and (iii) promptly after the consummation of the Tag-Along Sale, furnish such other evidence of the completion and the date of completion of such Transfer and the terms thereof as may be reasonably requested by the Tagging Holders.

(vii) If at the termination of the Tag-Along Notice Period any Holder shall not have elected to participate in the Tag-Along Sale, such Holder shall be deemed to have waived its rights under this Section 3(b) with respect to the Transfer of its Shares or Warrants pursuant to such Tag-Along Sale.

(viii) Notwithstanding anything contained in this Section 3(b), there shall be no liability on the part of the Tag-Along Holders to the Tagging Holders if the transfer of the Shares and Warrants pursuant to this Section 3(b) is not consummated for whatever reason, provided that the Tagging Holders have complied with their notice and other obligations under this Section 3(b). Whether to effect a transfer of Shares or Warrants by the Tag-Along Holders is in the sole and absolute discretion of the Tag-Along Holders.

(ix) Notwithstanding anything contained in this Section 3(b), the rights and obligations of the Holders to participate in a Tag-Along Sale are subject to the following conditions:

(A) upon the consummation of such Tag-Along Sale, all of the Holders participating therein will receive the same form of consideration and shall be subject to all of the same other terms and conditions of such sale (and no such terms and conditions shall be less favorable to the Tagging Holders than to the Tag-Along Holders) in a manner proportionate to their relative Shares (on an As-Converted Basis) being sold; provided, however, that, with respect to any Warrants or Shares of Preferred Stock included in a Tag-Along Sale, the consideration payable in respect of such Warrants or Shares shall be the amount of consideration payable in respect of the number of Shares of Common Stock issuable upon the exercise of such Warrants and conversion of such Shares of Preferred Stock and the Shares of Preferred Stock issuable upon the exercise of such Warrants, less, in the case of Warrants, the aggregate exercise price of such Warrants; and provided, further, that each Tagging Holder shall only be obligated to make individual representations and warranties with respect to its title to and ownership of the applicable Shares or Warrants, authorization, execution and delivery of relevant documents, enforceability of such documents against the Tagging Holder, and other matters relating to such Tagging Holder, but not with respect to any of the foregoing with respect to any other Holders or their Shares or Warrants; and provided, further, that all representations, warranties, covenants and indemnities shall be made by each of the Tag-Along Holders and each Tagging Holder severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by each of the Tag-Along Holders and each Tagging Holder, in each case in an amount not to exceed the aggregate proceeds received by such Tag-Along Holder or Tagging Holder, as applicable, in connection with the Tag-Along Sale; and

(B) no Tagging Holder participating therein shall be obligated to pay any expenses incurred in connection with any unconsummated Tag-Along Sale, and each Holder shall be obligated to pay only its pro rata share (based on the relative number of Shares (on an As-Converted Basis) transferred) of expenses incurred in connection with a consummated Tag-Along Sale to the extent such expenses are incurred for the benefit of all such Holders and are not otherwise paid by the Company or another Person.

4. Legend. Upon the issuance of certificates representing the Shares or Warrants subject to this Agreement, the Company shall endorse a legend in substantially the following form on such certificates:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES OR “BLUE SKY” LAWS.

THEY MAY NOT BE OFFERED, SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED, IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

ANY SALE, TRANSFER, ASSIGNMENT, PLEDGE, ENCUMBRANCE OR DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE OR ANY INTEREST THEREIN IS SUBJECT TO THE TERMS AND PROVISIONS OF THE SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT DATED AS OF JULY 10, 2014, BY AND AMONG THE COMPANY AND ITS STOCKHOLDERS AND WARRANTHOLDERS, A COPY OF WHICH IS ON FILE WITH SECRETARY OF THE COMPANY.

The fact that this legend may not appear on any stock certificate or warrant certificate shall not in any way affect the validity, force or effect of this Agreement.

5. Stop-Transfer. The Company shall not effect any transfer of Shares or Warrants on its books and records until it has received evidence reasonably satisfactory to it that the terms of this Agreement applicable to such transfer have been complied with and until the transferee signs a counterpart of this Agreement agreeing to be bound by the terms and provisions hereof.

6. Board Composition.

(a) Commencing on the date hereof, the Board shall consist of seven Directors, as set from time to time by the Board as provided in the Bylaws. The Company (x) will not decrease the number of Directors below four or increase the number of Directors above seven without the consent of Pettit (so long as Pettit and his Affiliates and members of his Immediate Family hold in the aggregate 20% or more of the outstanding Shares of Common Stock on an As-Converted Basis) and (y) will not decrease the number of Directors below seven without the consent of Highbridge so long as Highbridge and its Affiliates hold any Convertible Notes. As of the date hereof, the Board consists of the individuals named on Exhibit B attached hereto.

(b) So long as Highbridge and its Affiliates (other than ENXP Offshore, L.P.) hold in the aggregate 10% or more of the outstanding Shares of Common Stock on an As-Converted Basis, Highbridge Onshore Fund shall have the right to designate one Director. For the avoidance of doubt, in no event shall ENXP Offshore, L.P. have any right to participate in the designation of such Director.

(c) So long as Pettit remains the President or Chief Executive Officer of the Company, Pettit shall be a Director and shall be Chairman of the Board. In addition, so long as

Pettit and his Affiliates and members of his Immediate Family hold in the aggregate 20% or more of the outstanding Shares of Common Stock on an As-Converted Basis, Pettit shall have the right to designate all of the Directors other than any Director designated by Highbridge pursuant to Section 6(b). Notwithstanding the foregoing, for so long as (i) Highbridge or Apollo is a Significant Holder and (ii) Highbridge, Apollo and their respective Affiliates collectively purchase at least $50 million principal amount of Convertible Notes in the Convertible Notes Offering and continue to hold at least $50 million principal amount of Convertible Notes, one of the Directors designated by Pettit pursuant to this Section 6(c) shall be an Independent Director with Industry Experience (the “Independent Director Requirement”). If the Independent Director Requirement is applicable, an Independent Director designated pursuant to such requirement shall be elected to the Board promptly, but in no circumstances later than two months after the pricing of the Convertible Notes Offering.

(d) The Company shall take all Necessary Action to cause the individuals designated in accordance with Sections 6(b) and 6(c) to be elected to the Board, including without limitation soliciting proxies in favor thereof if proxies are solicited for the election of Directors and, in connection with each meeting of the Stockholders at which directors of the Company are to be elected and any action by written consent to elect Directors, recommending that the Stockholders elect to the Board each such individual.

(e) At each election of Directors held after the date hereof (or each written consent in lieu thereof), each Holder (except as provided in Section 6(i)) agrees to vote all shares of Voting Stock of the Company entitled to vote in the election of Directors owned or held of record by such Holder, and to take any other Necessary Actions, to elect (or to execute such written consent consenting to the election of) the individuals designated in accordance with Sections 6(b) and 6(c) as Directors. The voting agreements contained in this Section 6 are coupled with an interest and may not be revoked or amended except as set forth in this Agreement.

(f) If Highbridge or Pettit provides written notice to each other Holder entitled to vote in the election of Directors indicating that Highbridge or Pettit, as applicable, desires to remove a Director previously designated by such Person pursuant to Section 6(b) or 6(c), then such Director shall be removed, and each Holder (except as provided in Section 6(i)) hereby agrees to vote all shares of Voting Stock of the Company owned or held of record by such Holder to effect such removal. Notwithstanding the foregoing, (i) no Director designated by Highbridge shall be removed, with or without cause, without the prior written consent of Highbridge, and no Director designated by Pettit shall be removed, with or without cause, without the prior written consent of Pettit, and (ii) if the Independent Director Requirement is then applicable, no Director designated by Pettit pursuant to such Independent Director Requirement shall be removed unless such Director is contemporaneously replaced with a new Director designated pursuant to the Independent Director Requirement.

(g) If a vacancy is created on the Board at any time by the death, disability, retirement, resignation or removal (with or without cause) of a Director designated pursuant to Section 6(b) or 6(c), the Person who previously designated such Director shall be entitled to designate a replacement Director to fill such vacancy, and each Holder (except as provided in

Section 6(i)) then entitled to vote in the election of Directors hereby agrees to vote all shares of Voting Stock of the Company owned or held of record by it for the individual designated to fill such vacancy by Highbridge or Pettit, as applicable; provided, that such designee may not previously have been a Director who was removed for cause; and provided further that, if the Independent Director Requirement is then applicable and the vacancy resulted from the death, disability, retirement, resignation or removal (with or without cause) of a Director designated by Pettit and designated pursuant to the Independent Director Requirement, the Independent Director Requirement shall apply to the filling of such vacancy.

(h) Notwithstanding the foregoing, this Section 6 confers upon Highbridge and Pettit the right, but not the obligation, to designate Directors, and Highbridge or Pettit may, at its option, elect not to exercise any such right to designate Directors; provided that no election by Highbridge or Pettit to refrain from exercising any such right shall in any way affect such right or any Holder’s obligations under this Agreement.

(i) Notwithstanding anything herein to the contrary, the requirements to vote shares of Voting Stock of the Company contained in this Section 6 shall not apply to Oso + Toro Multi Strategy Fund Series Interests of the SALI Multi-Series Fund II 3(c)(1), L.P., Oso + Toro Multi Strategy Fund (Tax Exempt) Segregated Portfolio of SALI Multi-Series Fund SPC, Ltd. or any of their Affiliates.

7. Board Observer Right. The Non-Management Holders may, by a written instrument executed by the Non-Management Holders holding a majority of the Shares held by all Non-Management Holders on an As-Converted Basis (a “Non-Management Majority”), designate one individual to attend meetings of the Board and receive related materials as an observer (the “Board Observer”); provided, however, that the Board Observer shall only be allowed to observe meetings of the full Board and of the Board’s executive committee or other committee serving a similar function (and not any meetings of any other Board committee), and the Board Observer shall in no circumstances have any right to participate in any vote, consent or other action of the Board or any committee thereof; and provided, further, that the Board Observer may be excluded from any Board meeting or portion thereof and may be prohibited from receiving any related materials (i) if the Board determines in good faith that such exclusion is necessary to preserve attorney-client, work product or similar privilege, to comply with the terms and conditions of confidentiality agreements with third parties, or to comply with applicable law, or (ii) if the Board determines in good faith that there exists, with respect to the subject matter of a Board meeting or related materials, an actual or potential conflict of interest between the Board Observer or any Affiliate of the Board Observer and the Company.

8. Director Nomination Rights Following Qualified PO.

(a) Following the consummation of a Qualified PO and until such time as the Board nomination rights set forth in both Sections 8(b) and 8(c) are no longer in effect, the Board shall at all times consist of the number of Directors that Highbridge and Pettit are entitled to nominate pursuant to Sections 8(b) and 8(c) plus such number of additional Directors that are Independent Directors as may be required by the rules of the principal national securities exchange on which the Common Stock is listed for trading. The Company will not decrease or increase the number of Directors to a number less than or greater than the number of Directors specified in this Section 8(a) without the consent of the Highbridge (so long as Highbridge and its Affiliates hold in the aggregate 10% or more of the outstanding Shares of Common Stock) and Pettit (so long as Pettit and his Affiliates and members of his Immediate Family hold in the aggregate 10% or more of the outstanding Shares of Common Stock).

(b) So long as Highbridge and its Affiliates hold in the aggregate 10% or more of the outstanding Shares of Common Stock, Highbridge shall have the right to nominate one Director.

(c) So long as Pettit and his Affiliates and members of his Immediate Family hold in the aggregate 10% or more of the outstanding Shares of Common Stock, Pettit shall have the right to nominate the following number of Directors:

(i) Three Directors, so long as Pettit and his Affiliates and members of his Immediate Family hold in the aggregate 20% or more of the outstanding Shares of Common Stock;

(ii) Two Directors, so long as Pettit and his Affiliates and members of his Immediate Family hold in the aggregate 15% or more of the outstanding Shares of Common Stock; and

(iii) One Director, so long as Pettit and his Affiliates and members of his Immediate Family hold in the aggregate 10% or more of the outstanding Shares of Common Stock.

(d) Upon consummation of a Qualified PO, the Board shall be divided, with respect to the time for which Directors severally hold office, into three classes of Directors, as nearly equal in number as is reasonably possible, with the initial term of office of the first class to expire at the first annual meeting of stockholders of the Company following the consummation of a Qualified PO, the initial term of office of the second class to expire at the second annual meeting of stockholders of the Company following the consummation of a Qualified PO, and the initial term of office of the third class to expire at the third annual meeting of stockholders of the Company following the consummation of a Qualified PO. The Directors shall be allocated among the three classes of Directors as follows: (i) so long as Highbridge has the right to nominate a Director pursuant to Section 8(b), the Director position for which Highbridge is entitled to nominate a Director shall be in the third class of Directors referred to above, (ii) so long as Pettit is entitled to nominate three Directors pursuant to Section 8(c), one Director position for which Pettit is entitled to nominate a Director shall be in each of the first, second and third classes of Directors referred to above; (iii) so long as Pettit is entitled to nominate two Directors pursuant to Section 8(c), one Director position for which Pettit is entitled to nominate a Director shall be in each of the second and third classes of Directors referred to above; (iv) so long as Pettit is entitled to nominate one Director pursuant to Section 8(c), the Director position for which Pettit is entitled to nominate a Director shall be in the third class of Directors referred to above; and (v) the Independent Directors shall be allocated among the classes of Directors in such a manner as to make the classes of Directors as nearly equal in number as is reasonably possible.

(e) The Company shall cause the individuals designated in accordance with Sections 8(b) and 8(c) to be nominated for election to the Board, shall solicit proxies in favor thereof, and at each meeting of the stockholders of the Company at which Directors are to be elected, shall recommend that the stockholders of the Company elect to the Board each such individual nominated for election at such meeting.

(f) At each election of Directors held in connection with or after the date of the consummation of a Qualified PO (or each written consent in lieu thereof), each of Pettit, Highbridge and each Holder that is an Affiliate of Pettit or Highbridge agrees to vote all shares of Voting Stock of the Company entitled to vote in the election of Directors owned or held of record by such Holder, and to take any other Necessary Actions, to elect (or to execute such written consent consenting to the election of) the nominees designated pursuant to Sections 8(b) and 8(c). The voting agreements contained in this Section 8 are coupled with an interest and may not be revoked or amended except as set forth in this Agreement.

(g) If Highbridge or Pettit provides written notice to the other indicating that Highbridge or Pettit, as applicable, desires to remove a Director previously nominated by such Person pursuant to Section 8(b) or 8(c), then such Director shall be removed, and each of Pettit, Highbridge and each Holder that is an Affiliate of Pettit or Highbridge hereby agrees to vote all shares of Voting Stock of the Company owned or held of record by such Holder to effect such removal. Notwithstanding the foregoing, no Director nominated by Highbridge shall be removed, with or without cause, without the prior written consent of Highbridge, and no Director nominated by Pettit shall be removed, with or without cause, without the prior written consent of Pettit.

(h) If a vacancy is created on the Board at any time by the death, disability, retirement, resignation or removal (with or without cause) of a Director nominated pursuant to Section 8(b) or 8(c), the Person who previously nominated such Director shall be entitled to nominate a replacement Director to fill such vacancy, and each of Pettit, Highbridge and each Holder that is an Affiliate of Pettit or Highbridge hereby agrees to vote all shares of Voting Stock of the Company owned or held of record by it for the individual nominated to fill such vacancy by Highbridge or Pettit, as applicable; provided, that such designee may not previously have been a Director who was removed for cause.

(i) Notwithstanding the foregoing, this Section 8 confers upon Highbridge and Pettit the right, but not the obligation, to nominate Directors, and Highbridge or Pettit may, at its option, elect not to exercise any such right to nominate Directors; provided that no election by Highbridge or Pettit to refrain from exercising any such right shall in any way affect such right or any Holder’s obligations under this Agreement.

9. Limitation on Share Awards. After the date hereof and prior to the consummation of a Qualified PO, the Company shall not grant any award of Shares, or rights or options with respect to Shares, to any officer, director, employee or consultant of the Company or any of its subsidiaries without the prior approval of a Non-Management Majority; provided, however, that the Company may grant such awards with respect to an aggregate number of Shares that does not exceed 15% of the Fully Diluted Outstanding Shares of the Company as of the date hereof. For the avoidance of doubt, the foregoing shall not prohibit any such awards made in connection with and substantially contemporaneously with the consummation of a Qualified PO.

10. Information Rights.

(a) The Company shall deliver to each Major Holder:

(i) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements audited by independent public accountants selected by the Board; and

(ii) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and of cash flows for such fiscal quarter and the year to date, and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP).

If the Company has any subsidiaries, the obligation of the Company to deliver information as set forth in this Section 10(a) shall be construed to include the equivalent information concerning each of its subsidiaries, which, if required or appropriate under GAAP, may be delivered on a consolidated basis. Notwithstanding anything else in this Section 10(a) to the contrary, the Company may cease providing the information set forth in this Section 10(a) during the period starting with the date sixty (60) days before the good-faith estimate of the Board of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the Securities and Exchange Commission rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 10(a) shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

(b) The Company shall permit each Major Holder or its representatives, at such Major Holder’s expense, to visit and inspect the Company’s properties, examine its books of account and records and discuss the Company’s affairs, finances and accounts with the Company’s officers, during normal business hours of the Company as may be reasonably requested by the Major Holder; provided, however, that the Company shall not be obligated pursuant to this Section 10(b) to provide access to any information that it reasonably considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

11. Rights to Future Stock Issuances. Subject to the terms and conditions of this Section 11 and applicable securities laws, if the Company proposes to offer or sell any (i) equity securities of the Company, whether or not currently authorized, (ii) rights, convertible securities, options, or warrants to purchase or otherwise acquire such equity securities of the Company, or (iii) securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for equity securities of the Company, including, without limitation, convertible debt (collectively, “New Securities”), the Company shall first offer such New Securities to each Stockholder, as follows:

(a) The Company shall give written notice (the “Offer Notice”) to each Holder, stating (i) its bona fide intention to offer such New Securities, (ii) the total number of such New Securities to be offered (the “Offered New Securities”), and (iii) the price and terms upon which it proposes to offer such New Securities.

(b) By notification to the Company within fifteen (15) days after the Offer Notice is received, each Holder may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to its Pro Rata Portion of the Offered New Securities. At the expiration of such fifteen (15) day period, the Company shall promptly notify each Holder that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Holder”) of any Holder’s failure to do likewise. During the fifteen (15) day period commencing on the date of delivery of such notice, each Fully Exercising Holder may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of Offered New Securities specified above, up to that portion of the Offered New Securities for which Holders were entitled to subscribe but that were not subscribed for by the Holders which is equal to the proportion that the number of Shares of Common Stock then held by such Fully Exercising Holder on an As-Converted Basis immediately prior to the issuance of the Offered New Securities bears to the total number of Shares of Common Stock then held immediately prior to the issuance of New Securities by all Fully Exercising Holders who wish to purchase or otherwise acquire such unsubscribed shares on an As-Converted Basis. The closing of any sale pursuant to this Section 11(b) shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of Offered New Securities pursuant to Section 11(c).

(c) If all Offered New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 11(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Section 11(b), offer and sell the remaining unsubscribed portion of such Offered New Securities to any Person at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the Offered New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Offered New Securities shall not be offered unless first reoffered to the Holders in accordance with this Section 11.

(d) A Holder shall be entitled to apportion the rights granted to it pursuant to this Section 11 among itself and its Affiliates, if any, in such proportions as it deems appropriate.

(e) Notwithstanding anything herein to the contrary, the rights set forth in this Section 11 shall not be applicable to (i) Shares, or rights or options with respect to Shares, issued to any officer, director, employee or consultant of the Company or any of its subsidiaries in accordance with Section 9, (ii) Shares, rights, convertible securities, options, or warrants issued by the Company as consideration for the acquisition of another Person or assets or properties of another Person, provided the aggregate consideration in the form of Shares, rights, convertible securities, options, or warrants for all such acquisitions shall not exceed $15,000,000, (iii) the Warrants, Shares of Preferred Stock issuable upon the exercise of Warrants or Shares of Common Stock issuable upon the conversion of Shares of Preferred Stock, (iv) the Convertible Notes or the Shares of Common Stock issuable upon conversion of the Convertible Notes, (v) Shares, rights, convertible securities, options, or warrants issuable upon the exercise or conversion of rights, convertible securities, options, or warrants issued after the date hereof (“Subsequently Issued Rights”), provided that the Company complied with its obligations under this Section 11 in connection with the issuance of such Subsequently Issued Rights (to the extent applicable), or (vi) Shares issued in a Qualified PO. For the avoidance of doubt, each Holder hereby waives compliance in all respects with Section 11 of the Original Agreement in connection with the offer and sale of the Convertible Notes.

12. Consent Rights. In addition to any approval rights of the shareholders of the Company set forth in the Company’s Certificate of Incorporation or the Bylaws and notwithstanding anything to the contrary in the Bylaws, so long as there are any Significant Holders, the Company shall not, without the consent of the Significant Holders holding a Significant Holder Majority:

(a) create, authorize, issue or obligate the Company to issue any class of Shares or other equity security of the Company or issue any option to purchase Shares or other equity security of the Company, other than (i) the issuance of Shares or options to purchase Shares to any officer, director, employee or consultant of the Company or any of its subsidiaries permitted under clause (b) of this Section 12 and (ii) the issuance of the Convertible Notes;

(b) issue Shares or options to purchase Shares to officers, directors, employees or consultants of the Company or any of its subsidiaries to the extent that the aggregate number of Shares and options to purchase Shares issued to such Persons after the date hereof would represent more than 15% of the Fully Diluted Outstanding Shares of the Company as of the date hereof;

(c) repurchase any of the Company’s equity securities;

(d) enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), other than the merger of any subsidiary of the Company with and into Company with the Company as surviving entity;

(e) sell, transfer, lease, license or dispose of all or substantially all of the Company’s assets or all or substantially all of the properties acquired pursuant to the Acquisition Agreement (as such term is defined in the Note Purchase Agreement);

(f) so long as (i) Significant Holders hold Warrants or Warrant Shares representing at least 20% of the Fully Diluted Outstanding Shares of the Company and (ii) Highbridge, Apollo and their respective Affiliates collectively purchase at least $50 million principal amount of Convertible Notes in the Convertible Notes Offering and continue to hold at least $50 million principal amount of Convertible Notes, except as otherwise set forth in the Company’s approved annual budget, make any capital expenditure or acquisition of any assets or interest or other investment in any Person (whether by purchase of assets, purchase of stock, merger or otherwise) for a purchase price of $75 million or more in aggregate per calendar year;

(g) so long as (i) Significant Holders hold Warrants or Warrant Shares representing at least 20% of the Fully Diluted Outstanding Shares of the Company and (ii) Highbridge, Apollo and their respective Affiliates collectively purchase at least $50 million principal amount of Convertible Notes in the Convertible Notes Offering and continue to hold at least $50 million principal amount of Convertible Notes, approve the Company’s budget or any overages of either the total capital expenditures or the total general and administrative expenses greater than ten percent (10%) for any 12 month period from the date of the approved budget (it being acknowledged that Significant Holders holding a Significant Holder Majority have consented to the Company’s budget through July 31, 2015);

(h) initiate any public offering of the Company or any subsidiary other than a Qualified PO;

(i) enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate or Covered Person, or permit to exist any arrangement or understanding, regardless of whether such arrangement has been formalized, whereby services or the sale of any property are provided to an Affiliate or Covered Person on terms more favorable than that provided to the Company for similar services or any Affiliate or Covered Person provides the Company or any subsidiary of the Company with services related to the gathering and processing of hydrocarbons; provided, the foregoing restriction shall not apply to any transaction between the Company and its subsidiaries or any transaction between different subsidiaries of the Company;

(j) approve any voluntary bankruptcy, appointment of receivers or similar events involving the Company or any of its subsidiaries;

(k) fill any vacancy of chief executive officer or the chief financial officer of the Company because of death, resignation, removal, disqualification or other cause; or

(l) amend, alter or change the Certificate of Incorporation or the Bylaws of the Company in a manner that adversely affects the economic interests of the Holders of Preferred Stock or the Warrantholders (assuming for purposes of this Section 12(l) that all Warrants was exercised as of the date hereof) ); provided, however, that consent of the Significant Holders pursuant to this Section 12 is hereby granted with respect to the amendment of the Certificate of Designations of the Series A Preferred Stock on the date hereof to conform the provisions of Section 4(b) of the Certificate of Designations of the Series A Preferred Stock to the provisions of this Section 12.

In furtherance of the foregoing, the Company and the Holders agree that the Company shall not take any action the sole intent of which is to circumvent the rights of the Significant Holders to approve the matters set forth above.

13. Subsequent Holders. All subsequent Holders of the Company shall be required to execute this Agreement, and all Shares and Warrants held by such subsequent Holders shall be subject to the terms hereof. The Company shall not issue any equity securities or rights, convertible securities, options, or warrants to purchase or otherwise acquire equity securities of the Company after the date hereof unless the Person to whom such equity securities, rights, convertible securities, options, or warrants are to be issued has executed this Agreement; provided that the foregoing shall not apply to the issuance of the Convertible Notes.

14. Modification and Waiver. The parties may amend, modify, supplement or terminate this Agreement, or waive compliance with or performance of any provision hereof, with the written consent of the Holders of at least seventy-five percent (75%) of the outstanding Shares of Common Stock on an As-Converted Basis in such manner as may be agreed upon by them in writing at any time; provided, however, that no such amendment that materially and adversely affects the rights of any Holder shall be binding on such Holder without such Holder’s written consent. The failure of any party at any time or times to require compliance with or performance of any provision hereof shall in no manner affect such party’s right at a later date to enforce the same. No waiver by any party of a breach of this Agreement, whether by conduct or otherwise, in any one or more instances shall be construed as a further or continuing waiver of such breach or a waiver of any condition or of any other breach of this Agreement. Notwithstanding the foregoing, no provision of Section 6 or Section 8 may amended, modified, supplemented or waived without the prior written consent of Highbridge and Pettit (to the extent that such Person’s rights under such Sections continue to be in effect).

15. Qualified PO. If the Board approves a Qualified PO, the Holders shall take all Necessary Actions reasonably requested by the Board in connection with the consummation of such Qualified PO, including, without limitation, (i) voting of all Shares held by the Stockholders in favor of approval of such Qualified PO (to the extent a vote of the stockholders of the Company is required or requested by the Board) and (ii) compliance with the requirements of all laws and regulatory bodies that are applicable or that have jurisdiction over such Qualified PO. If the managing underwriters in a Qualified PO advise the Company in writing that in their opinion the Company’s capital structure would adversely affect the marketability of the offering, each Holder shall consent to and vote for a recapitalization, stock split, reorganization or exchange (each, a “Recapitalization”) of any class of the Company’s equity securities into another class of or number of securities of the Company or a successor that the managing underwriters and the Board find acceptable and shall take all Necessary Actions in connection with the consummation of such Recapitalization; provided that each Holder shall receive the same type and proportionate amount of any such securities and shall be subject to the same restrictions on lock-up and transferability unless otherwise agreed to by the Holders. Without limiting the foregoing, the Holders shall take all Necessary Actions in connection with a Qualified PO to increase the number of authorized Shares of Common Stock and Preferred Stock to an amount determined by the Company and the managing underwriters in a Qualified PO to be appropriate, including to provide sufficient authorized Shares of Common Stock to permit conversion of the Convertible Notes into Shares of Common Stock in accordance with the terms of the Convertible Notes. If requested by the managing underwriters in a Qualified PO, each Holder shall execute customary lock-up agreements with respect to their Shares and/or any securities received by them in any attendant Recapitalization.

16. Confidentiality. Each Holder agrees that, except as required by law or consented to in writing by the Company, it will, and will cause its directors, officers, employees, representatives and/or agents (collectively, “Representatives”) to, keep strictly confidential all information concerning the Company or its business, properties or plans; provided, however, that the foregoing shall not apply to (a) any Holder in such Holder’s capacity as an officer or director of the Company, (b) any information that is or becomes generally available to the public (other than as a result of a disclosure directly or indirectly by such Holder or its Representatives in violation hereof), (c) any disclosure of information to the investors, limited partners or potential investors of any Holder as such Holder may reasonably deem necessary or appropriate or (d) any information the disclosure of which is required by law, provided that the Holder promptly notifies the Company of, and takes reasonable steps to minimize the extent of, any such required disclosure.

17. Notices. Any and all notices, requests, consents or other communications permitted or required to be given under the terms of this Agreement shall be in writing and shall be deemed received (a) if given by facsimile transmission, when transmitted and the appropriate telephonic confirmation received if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission, (b) if given by certified mail, return receipt requested, postage prepaid, three (3) business days after being deposited in the United States mails, and (c) if given by Federal Express service or other means, when received or personally delivered. The mailing address and facsimile number of each of the parties is as follows:

(a) If to the Company:	Energy & Exploration Partners, Inc.
Attn: General Counsel
Two City Place, Suite 1700
100 Throckmorton
Fort Worth, Texas 76102
Facsimile: 817-533-9840

(b) If to the Holders, at the addresses and facsimile numbers reflected on Exhibit A attached hereto, or at such other address and/or facsimile number for any Holder as has been provided to the Company in writing by such Holder and is reflected in the Company’s books and records.

The address and facsimile number of any party may be changed by notice given in the manner provided in this Section 15.

18. Non-assignment. This Agreement shall not be assignable by any party without the written consent of all other parties hereto; provided, however, any Holder may assign its rights and obligations hereunder to any person to which it transfers any Shares or Warrants in compliance with this Agreement or the Warrants, except that rights of Highbridge and Pettit under Section 6 and Section 8 may not be assigned without the prior written consent of the Company. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs and personal representatives of the parties hereto.

19. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the signatures to each counterpart were upon the same instrument.

20. Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements or understandings (whether written or oral), with respect to the subject matter hereof. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein.

21. Headings. The headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

22. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

23. Severability. If any provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not invalidate the entire Agreement. Instead, such provision shall be deemed to be modified to the extent necessary to render it valid and enforceable and if no such modification shall render it valid and enforceable then the Agreement shall be construed as if not containing such provision.

24. Time of the Essence. Time is of the essence with respect to this Agreement.

25. No Third Party Beneficiaries. Nothing herein expressed or implied is intended to confer upon any person, other than the parties hereto or their respective permitted assigns, successors, heirs and legal representatives, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

26. Termination of Agreement. Except as provided in next succeeding sentence, this Agreement shall terminate and be of no further force or effect upon the earlier of the consummation of a Qualified PO or the consummation of a Sale of the Company. Notwithstanding the foregoing, Section 8, Section 14, and Sections 17 through 26 of this Agreement shall survive the consummation of a Qualified PO and continue to be in full force and effect until such time as neither Highbridge nor Pettit shall be entitled to nominate Directors pursuant to Section 8 or the earlier Sale of the Company.

27. Effectiveness of Agreement. This Agreement is effective as of the Effective Date. Notwithstanding the foregoing or anything herein to the contrary, if the Convertible Notes Offering is not consummated under the Purchase Agreement for any reason by July 25, 2014 or the Convertible Notes Offering is terminated or abandoned prior to such date, then this Agreement shall be of no force or effect, and the Original Agreement shall continue in full force and effect as if this Agreement had not been entered into.

EXECUTED and delivered on the date first above written.

ENERGY & EXPLORATION PARTNERS, INC.

By:	/s/ B. Hunt Pettit
Name: B. Hunt Pettit
Title: President and Chief Executive Officer

H PETTIT HC, INC.

By:	/s/ B. Hunt Pettit
Name: B. Hunt Pettit
Title: President and Secretary

Signature Page to Second Amended and Restated Stockholders Agreement

Oso + Toro Multi Strategy Fund Series Interests of the SALI Multi-Series Fund II 3(c)(1), L.P.

By:	SALI Fund Management, LLC
Its:	Investment Manager

By:	/s/ Thomas A. Nieman

Name:	Thomas A. Nieman
Its:	Chief Financial Officer

Signature Page to Second Amended and Restated Stockholders Agreement

Oso + Toro Multi Strategy Fund (Tax Exempt) Segregated Portfolio of SALI Multi-Series Fund SPC, Ltd.

By:	SALI Fund Partners, LLC
Its:	General Partner

By:	/s/ Thomas A. Nieman

Name:	Thomas A. Nieman
Its:	Chief Financial Officer

Signature Page to Second Amended and Restated Stockholders Agreement

/s/ Carl Lasner
Carl Lasner

Signature Page to Second Amended and Restated Stockholders Agreement

/s/ Jason Roberts
Jason Roberts

Signature Page to Second Amended and Restated Stockholders Agreement

/s/ Zachary Burk Lowe
Zachary Burk Lowe

Signature Page to Second Amended and Restated Stockholders Agreement

/s/ Janice Boswell Wueste
Janice Boswell Wueste

Signature Page to Second Amended and Restated Stockholders Agreement

/s/ Laura Pettit
Laura Pettit

Signature Page to Second Amended and Restated Stockholders Agreement

/s/ Matthew F. Ledbetter
Matthew F. Ledbetter

Signature Page to Second Amended and Restated Stockholders Agreement

/s/ Amber Boswell
Amber Boswell

Signature Page to Second Amended and Restated Stockholders Agreement

/s/ Brian Nelson
Brian Nelson

Signature Page to Second Amended and Restated Stockholders Agreement

/s/ David Patty
David Patty

Signature Page to Second Amended and Restated Stockholders Agreement

/s/ Robert Karpman
Robert Karpman

Signature Page to Second Amended and Restated Stockholders Agreement

/s/ Tom McNutt
Tom McNutt

Signature Page to Second Amended and Restated Stockholders Agreement

/s/ Scott Burk
Scott Burk

Signature Page to Second Amended and Restated Stockholders Agreement

/s/ John Richards
John Richards

Signature Page to Second Amended and Restated Stockholders Agreement

/s/ Chad Galloway
Chad Galloway

Signature Page to Second Amended and Restated Stockholders Agreement

/s/ Lawrence B. Van Ingen
Lawrence B. Van Ingen

Signature Page to Second Amended and Restated Stockholders Agreement

/s/ Steve Wilson
Steve Wilson

Signature Page to Second Amended and Restated Stockholders Agreement

/s/ Cody Smith
Cody Smith

Signature Page to Second Amended and Restated Stockholders Agreement

/s/ John Foster Pettit, Jr.
John Foster Pettit, Jr.

Signature Page to Second Amended and Restated Stockholders Agreement

/s/ Elizabeth Pettit LaVaccare
Elizabeth Pettit LaVaccare

Signature Page to Second Amended and Restated Stockholders Agreement

/s/ Pamela Noelle Pennington
Pamela Noelle Pennington

Signature Page to Second Amended and Restated Stockholders Agreement

/s/ TOM McNUTT
TOM McNUTT, as Trustee of the SYLVIA SIGNOR FAMILY TRUST

Signature Page to Second Amended and Restated Stockholders Agreement

/s/ TOM McNUTT
TOM McNUTT, as Trustee of the SYLVIA SIGNOR EDUCATION TRUST

Signature Page to Second Amended and Restated Stockholders Agreement

/s/ BRIAN HUNTLEY PETTIT
BRIAN HUNTLEY PETTIT, as Trustee of the PETTIT 2012 CHILDREN’S TRUST

Signature Page to Second Amended and Restated Stockholders Agreement

/s/ BRIAN HUNTLEY PETTIT
BRIAN HUNTLEY PETTIT, as Trustee of the PETTIT 2012 FAMILY TRUST

Signature Page to Second Amended and Restated Stockholders Agreement

/s/ Jim Howe
Jim Howe

Signature Page to Second Amended and Restated Stockholders Agreement

/s/ Chase Hanna
Chase Hanna

Signature Page to Second Amended and Restated Stockholders Agreement

Highbridge Principal Strategies – Mezzanine Partners II Delaware Subsidiary, LLC

By:	Highbridge Principal Strategies Mezzanine Partners II GP, L.P.
Its:	Manager

By:	Highbridge Principal Strategies, LLC,
Its:	General Partner

By:	/s/ Don Dimitrievich

Name:	Don Dimitrievich
Title:	Managing Director

Signature Page to Second Amended and Restated Stockholders Agreement

Highbridge Principal Strategies – AP Mezzanine Partners II, L.P.

By:	Highbridge Principal Strategies Mezzanine Partners II GP, L.P.
Its:	General Partner

By:	Highbridge Principal Strategies, LLC,
Its:	General Partner

By:	/s/ Don Dimitrievich

Name:	Don Dimitrievich
Title:	Managing Director

Signature Page to Second Amended and Restated Stockholders Agreement

ENXP OFFSHORE, L.P.

By:	Highbridge Principal Strategies Mezzanine Partners II Offshore GP, L.P.
Its:	General Partner

By:	Highbridge Principal Strategies, LLC,
Its:	General Partner

By:	/s/ Don Dimitrievich

Name:	Don Dimitrievich
Title:	Managing Director

Signature Page to Second Amended and Restated Stockholders Agreement

ENXP INSTITUTIONAL, L.P.

By:	Highbridge Principal Strategies Mezzanine Partners II Offshore GP, L.P.
Its:	General Partner

By:	Highbridge Principal Strategies, LLC,
Its:	General Partner

By:	/s/ Don Dimitrievich

Name:	Don Dimitrievich
Title:	Managing Director

Signature Page to Second Amended and Restated Stockholders Agreement

Apollo Investment Corporation

By:	Apollo Investment Management, L.P.
Its:	Advisor

By:	ACC Management, LLC
Its:	General Partner

By:	/s/ Ted Goldthorpe

Name:	Ted Goldthorpe
Title:	President

Signature Page to Second Amended and Restated Stockholders Agreement

Apollo Special Opportunities Managed Account, L.P.

By:	Apollo SOMA Advisors, L.P., its general partner

By:	Apollo SOMA Capital Management, LLC, its general partner

By:	/s/ Joseph D. Glatt

Name:	Joseph D. Glatt
Title:	Vice President and Assistant Secretary

Signature Page to Second Amended and Restated Stockholders Agreement

Apollo Centre Street Partnership, L.P.

By:	Apollo Centre Street Advisors (APO DC), L.P., its general partner

By:	Apollo Centre Street Advisors (APO DC-GP), LLC, its general partner

By:	/s/ Joseph D. Glatt

Name:	Joseph D. Glatt
Title:	Vice President and Assistant Secretary

Signature Page to Second Amended and Restated Stockholders Agreement

ANS U.S. Holdings Ltd.

By:	Apollo SK Strategic Advisors, LLC, its sole director

By:	/s/ Joseph D. Glatt

Name:	Joseph D. Glatt
Title:	Vice President and Assistant Secretary

Signature Page to Second Amended and Restated Stockholders Agreement

Exhibit A

HOLDERS

		Securities Owned
Holder	Address	Shares of Common Stock	Shares of Series A Preferred Stock	Shares of Series B Preferred Stock	Warrants to Purchase Series A Preferred Stock	Warrants to Purchase Series B Preferred Stock
H PETTIT HC, Inc.	Two City Place, Suite 1700, 100 Throckmorton, Fort Worth, TX 76102	3
Oso + Toro Multi Strategy Fund Series Interests of the SALI Multi-Series Fund II 3(c)(1), L.P.	6836 Austin Center Boulevard, Suite 320, Austin, Texas 78731	56,604
Oso + Toro Multi Strategy Fund (Tax Exempt) Segregated Portfolio of SALI Multi-Series Fund SPC, Ltd.	6836 Austin Center Boulevard, Suite 320, Austin, Texas 78731	37,736
Carl Lasner	1225 Red Hawk Road, Wimberley, TX 78676	943
Jason Roberts	3005 Amherst Avenue, Dallas, TX 75225	5,050
Zachary Burk Lowe	4154 Santa Barbara Drive, Dallas, TX 75214	2,358
Janice Boswell Wueste	2845 Manorwood Trail, Fort Worth, TX 76109	717
Laura Pettit	Two City Place, Suite 1700, 100 Throckmorton, Fort Worth, TX 76102	360
Matthew F. Ledbetter	5309 Judalon Lane, Houston, TX 77056	897
Amber Boswell	2721 Manorwood Trail, Fort Worth, TX 76109	8,804
Brian Nelson	Two City Place, Suite 1700, 100 Throckmorton, Fort Worth, TX 76102	50,000
David Patty	Two City Place, Suite 1700, 100 Throckmorton, Fort Worth, TX 76102	25,000
Robert Karpman	Two City Place, Suite 1700, 100 Throckmorton, Fort Worth, TX 76102	15,000
Tom McNutt	Two City Place, Suite 1700, 100 Throckmorton, Fort Worth, TX 76102	10,000

		Securities Owned
Holder	Address	Shares of Common Stock	Shares of Series A Preferred Stock	Shares of Series B Preferred Stock	Warrants to Purchase Series A Preferred Stock	Warrants to Purchase Series B Preferred Stock
Scott Burk	Two City Place, Suite 1700, 100 Throckmorton, Fort Worth, TX 76102	2,500
Chad Galloway	Two City Place, Suite 1700, 100 Throckmorton, Fort Worth, TX 76102	5,000
Lawrence B. Van Ingen	Two City Place, Suite 1700, 100 Throckmorton, Fort Worth, TX 76102	2,500
Steve Wilson	Two City Place, Suite 1700, 100 Throckmorton, Fort Worth, TX 76102	2,500
Cody Smith	Two City Place, Suite 1700, 100 Throckmorton, Fort Worth, TX 76102	2,500
John Foster Pettit, Jr.	P. O. Box 1564 Uvalde, TX 78802 physical: 3102 Eisenhauer #A9 San Antonio, TX 78209	1,169
Elizabeth Pettit LaVaccare	5540 Millwick Dr. Alpharetta, GA 30005-2572	1,169
Pamela Noelle Pennington	1940 Hawthorne Loop Driftwood, Texas 78619	1,169
Sylvia Signor Family Trust	Two City Place, Suite 1700, 100 Throckmorton, Fort Worth, TX 76102	4,678
Sylvia Signor Education Trust	Two City Place, Suite 1700, 100 Throckmorton, Fort Worth, TX 76102	9,356
Pettit 2012 Children’s Trust	Two City Place, Suite 1700, 100 Throckmorton, Fort Worth, TX 76102	43,588
Pettit 2012 Family Trust	Two City Place, Suite 1700, 100 Throckmorton, Fort Worth, TX 76102	197,899
John Richards	Two City Place, Suite 1700, 100 Throckmorton, Fort Worth, TX 76102	12,821

		Securities Owned
Holder	Address	Shares of Common Stock	Shares of Series A Preferred Stock	Shares of Series B Preferred Stock	Warrants to Purchase Series A Preferred Stock		Warrants to Purchase Series B Preferred Stock
Jim Howe	Two City Place, Suite 1700, 100 Throckmorton, Fort Worth, TX 76102	5,130
Chase Hanna	Two City Place, Suite 1700, 100 Throckmorton, Fort Worth, TX 76102	5,079
Highbridge Principal Strategies – Mezzanine Partners II Delaware Subsidiary, LLC	40 West 57th Street, 33rd Floor New York, NY 10019				39,018	[1]	35,630	[1]
Highbridge Principal Strategies – AP Mezzanine Partners II, L.P.	40 West 57th Street, 33rd Floor New York, NY 10019				4,549		4,118
ENXP Offshore, L.P.	40 West 57th Street, 33rd Floor New York, NY 10019				63,955		58,396
ENXP Institutional, L.P.	40 West 57th Street, 33rd Floor New York, NY 10019				6,864		6,268
Apollo Investment Corporation	c/o Apollo Management, L.P. 9 W 57TH Street New York, NY 10019 Attn: Joseph Glatt				60,778
Apollo Special Opportunities Managed Account, L.P.	c/o Apollo Management, L.P. 9 W 57TH Street New York, NY 10019 Attn: Joseph Glatt				35,251
Apollo Centre Street Partnership, L.P.	c/o Apollo Management, L.P. 9 W 57TH Street New York, NY 10019 Attn: Joseph Glatt				18,233
ANS U.S. Holdings Ltd.	c/o Apollo Management, L.P. 9 W 57TH Street New York, NY 10019 Attn: Joseph Glatt				7,293

[1]	These warrants issued to Highbridge Principal Strategies – Mezzanine Partners II Delaware Subsidiary, LLC on April 8, 2013 and March 27, 2014 have been pledged pursuant to that certain Credit Agreement, dated as of December 20, 2012 to which Highbridge Principal Strategies – Mezzanine Partners II Delaware Subsidiary, LLC is a party.

Exhibit B

BOARD OF DIRECTORS AT DATE OF AGREEMENT

At the date of this Agreement, the number of Directors constituting the full Board shall be seven, and the Directors shall be the following individuals:

B. Hunt Pettit

Brian Nelson

Tom McNutt

David Patty

Laurie Van Ingen

John T. Richards

Don Dimitrievich

B-1